UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   THADEN, ROGENE A
   125 S DAKOTA AVE SUITE 1100
   SIOUX FALLS, SD  57104
   USA
2. Issuer Name and Ticker or Trading Symbol
   NORTHWESTERN CORPORATION
   NOR
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   04/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT COMMUNICATIONS
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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COMMON STOCK               |04/01/|P   | |39                |A  |25.598     |6229               |D     |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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COMMON STOCK               |*     |B   | |59                |A  |#          |3686               |D     |401(K) & S401(K)           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
INCENTIVE STOCK OPTION|26.125  |4-22-|A   |V|6,891      |A  |(1)  |4-22-|COMMON STOCK|6,891  |       |6,891       |D  |            |
S                     |        |99   |    | |           |   |     |2009 |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) THE OPTION BECOMES EXERCISIBLE IN 3 EQUAL INSTALLMENTS BEGINNING 3 YEARS AFTER DATE OF ISSUE.
* PURCHASE DATES OF 4/11/99, 4/26/99 AND
4/30/99
# PURCHASE PRICE OF $26.25 AND
$25.875
ALL SHARE TRANSACTIONS AND TOTALS HAVE BEEN ROUNDED TO WHOLE
SHARES.
SIGNATURE OF REPORTING PERSON
/S/ ROGENE A THADEN
DATE
05-03-99